                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*



                              ADVENT SOFTWARE, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   007974 10 8
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO. 007974 10 8                                          PAGE 2 OF 4 PAGES

================================================================================
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Maurice J. Duca             Social Security # ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3           SEC USE ONLY


--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
             NUMBER OF         5  SOLE VOTING POWER
               SHARES
            BENEFICIALLY               432,058
              OWNED BY      ----------------------------------------------------
                EACH           6  SHARED VOTING POWER
             REPORTING
               PERSON                  -0-
                WITH        ----------------------------------------------------
                               7  SOLE DISPOSITIVE POWER
                                       432,058
                            ----------------------------------------------------
                               8  SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     432,058
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     5.3%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON

                     IN
================================================================================

ITEM 1.

            (a)   Name of Issuer:  Advent Software, Inc.

            (b)   Address of Issuer's Principal Executive Offices:
                  301 Brannan Street, San Francisco, California 94107

ITEM 2.

            (a)   Name of Person Filing:  Maurice J. Duca

            (b)   Address of Principal Business Office:
                  1485 East Valley Rd., Santa Barbara, California 93108

            (c)   Citizenship:  United States of America

            (d)   Title of Class of Securities:  Common Stock

            (e)   CUSIP Number:  007974 10 8

ITEM 3.

            Not applicable.

ITEM 4.

            (a)   Amount Beneficially Owned:432,058

            (b)   Percent of Class          5.3%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:   432,058

                  (ii)  shared power to vote or to direct the vote: -0-

                  (iii) sole power to dispose or to direct the disposition of:
                        432,058

                  (iv)  shared power to dispose or to direct the disposition
                        of:     -0-

ITEM 5.

            Not applicable.

ITEM 6.

            Not applicable.

ITEM 7.

            Not applicable.

ITEM 8.

            Not applicable.

ITEM 9.

            Not applicable.

ITEM 10.

            Not applicable.


                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:    January 31, 1999                   By:   /s/ Maurice J. Duca
                                                  ------------------------------
                                                  Maurice J. Duca


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